Aflac Incorporated Form 8-K
EXHIBIT 99.1

AFLAC INCORPORATED ANNOUNCES FIRST QUARTER RESULTS,
DECLARES SECOND QUARTER CASH DIVIDEND,
AFFIRMS 2014 OPERATING EPS TARGET

COLUMBUS, Georgia - April 29, 2014 - Aflac Incorporated today reported its first quarter results.

Reflecting the weaker yen/dollar exchange rate, total revenues fell 9.1% to $5.6 billion during the first quarter of 2014, compared with $6.2 billion in the first quarter of 2013. Net earnings were $732 million, or $1.60 per diluted share, compared with $892 million, or $1.90 per share, a year ago.

Net earnings in the first quarter of 2014 included after-tax net realized investment losses of $36 million, or $.08 per diluted share, compared with net after-tax gains of $102 million, or $.21 per diluted share, a year ago. After-tax realized investment gains from securities transactions in the quarter were $27 million, or $.06 per diluted share. On an after-tax basis, impairments were $2 million in the quarter, or $.01 per diluted share. Hedging costs related to certain dollar investments of Aflac Japan on an after-tax basis, were $6 million in the quarter, or $.01 per diluted share. Realized after-tax net investment losses from other derivative and hedging activities in the quarter were $55 million, or $.12 per diluted share. In addition, net earnings included a loss of $6 million, or $.01 per diluted share, from other and nonrecurring items.

Aflac believes that an analysis of operating earnings, a non-GAAP financial measure, is vitally important to an understanding of the company’s underlying profitability drivers. Aflac defines operating earnings as the profits derived from operations, inclusive of interest cash flows associated with notes payable, but before realized investment gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items. Aflac's derivative activities primarily include: foreign currency, interest rate and credit default swaps in variable interest entities that are consolidated; foreign currency swaps associated with certain senior notes and the company’s subordinated debentures; foreign currency forwards used in hedging foreign exchange risk and interest rate swaptions used in hedging interest rate risk on U.S. dollar-denominated securities in Aflac Japan's portfolio; and foreign currency forwards and options used to hedge certain portions of forecasted cash flows denominated in yen. Management uses operating earnings to evaluate the financial performance of Aflac’s insurance operations because realized gains and losses from securities transactions, impairments, and derivative and hedging activities, as well as other and nonrecurring items, tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with the company’s insurance operations, and therefore may obscure the underlying fundamentals and trends in Aflac’s insurance operations.

Furthermore, because a significant portion of Aflac's business is in Japan, where the functional currency is the yen, the company believes it is equally important to understand the impact on operating earnings from translating yen into dollars. Aflac Japan’s yen-denominated income statement is translated from yen into dollars using an average exchange rate for the reporting period, and the balance sheet is translated using the exchange rate at the end of the period. However, except for certain transactions that include the Aflac Japan dollar investment program, the company does not actually convert yen into dollars. As a result, Aflac views foreign currency as a financial reporting issue and not as an economic event for the company or its shareholders. Because changes in exchange rates distort the growth rates of operations, readers of Aflac's financial statements are also encouraged to evaluate financial performance excluding the impact of foreign currency translation. The chart toward the end of this release presents a comparison of selected income statement items with and without foreign currency changes to illustrate the effect of currency.

The average yen/dollar exchange rate in the first quarter of 2014 was 102.70, or 9.8% weaker than the average rate of 92.59 in the first quarter of 2013. Operating earnings in the first quarter were $774 million, compared with $790 million in the first quarter of 2013. Operating earnings per diluted share in the quarter remained unchanged from a year ago at $1.69. The weaker yen/dollar exchange rate decreased operating earnings per diluted share by $.10 for the first quarter. Excluding the impact from the weaker yen, operating earnings per diluted share increased 5.9%.

Total investments and cash at the end of March 2014 were $110.5 billion, compared with $108.5 billion at December 31, 2013.

In the first quarter, Aflac repurchased $415 million, or 6.5 million shares, of its common stock. At the end of March, the company had 42.7 million shares available for purchase under its share repurchase authorizations.

Shareholders’ equity was $15.7 billion, or $34.53 per share, at March 31, 2014, compared with $14.6 billion, or $31.82 per share, at December 31, 2013. Shareholders’ equity at the end of the first quarter included a net unrealized gain on investment securities and derivatives of $1.9 billion, compared with a net unrealized gain of $1.0 billion at the end of December 2013. The annualized return on average shareholders’ equity in the first quarter was 19.3%. On an operating basis (excluding total net realized investment gains/losses in net earnings, unrealized investment gains/losses, and derivative gains/losses in shareholders’ equity), the annualized return on average shareholders’ equity was 22.7% for the first quarter of 2014, or 26.0%, excluding the impact of the yen.

AFLAC JAPAN

In yen terms, Aflac Japan’s premium income rose 1.4% in the first quarter. Net investment income increased 9.4%. Investment income growth was magnified by the weaker yen/dollar exchange rate because approximately 45% of Aflac Japan’s first quarter investment income was dollar-denominated, compared with 40% a year ago. Total revenues were up 2.2% in the first quarter. The pretax operating profit margin increased in the first quarter to 22.0% from 21.5% in the prior year. Pretax operating earnings in yen increased 4.6% on a reported basis and 1.5% on a currency-neutral basis.

Aflac Japan’s growth rates in dollar terms for the first quarter were suppressed as a result of the weaker yen/dollar exchange rate. Premium income decreased 8.8% to $3.6 billion in the first quarter. Net investment income was down 1.7% to $663 million. Total revenues decreased 8.1% to $4.2 billion. Pretax operating earnings declined 5.7% to $933 million.

In the first quarter, total new annualized premium sales fell 48.7% to ¥27.6 billion, or $268 million. Third sector sales, which include cancer and medical products, increased 1.8% in the quarter. As expected, sales of the company's first sector WAYS product declined sharply in the first quarter, leading to a 63.7% decrease in bank channel sales.

AFLAC U.S.

Aflac U.S. premium income increased 1.1% to $1.3 billion in the first quarter. Net investment income was up 2.5% to $161 million. Total revenues increased 1.2% to $1.5 billion. The pretax operating profit margin increased to 20.8% from 19.5% a year ago, reflecting improvements in both the benefit and expense ratios. Pretax operating earnings were $303 million, an increase of 7.9% for the quarter.

Aflac U.S. total new annualized premium sales decreased 4.4% in the quarter to $318 million. Additionally, persistency in the quarter was 73.8%, compared with 74.7% a year ago.

DIVIDEND

The board of directors declared the second quarter cash dividend. The second quarter dividend of $.37 per share is payable on June 2, 2014, to shareholders of record at the close of business on May 21, 2014.

OUTLOOK

Commenting on the company’s first quarter results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased with our overall financial results in the first quarter of 2014. Aflac Japan, our largest earnings contributor, generated strong financial results for the quarter. As we anticipated, Aflac Japan’s total new annualized premium sales in the first quarter were down significantly following difficult comparisons to the prior year when first sector sales increased dramatically ahead of a premium rate increase in April 2013 that was prompted by declines in interest rates. While Aflac Japan’s third sector product sales were lower than expected, we remain encouraged by the long-term sales growth potential as we continue to expand and enhance our distribution channels. As such, we continue to expect that Aflac Japan’s sales of third sector products will increase 2% to 7% for the year.

“From a financial perspective, Aflac U.S. continued to perform well in the first quarter, although we remain disappointed with our sales growth. However, we are beginning to see some of the sales-related initiatives we’ve been working on take hold, including activities centered on recruiting, training, account retention and performance management. While uncertainty around health care reform implementation has prompted many businesses and consumers to postpone decisions related to health care coverage, we believe the need for our products remains as strong as ever. We will continue to work on expanding our distribution capabilities to access employers of all sizes, and we seek opportunities to leverage our brand strength and attractive product portfolio in the evolving health care environment.

“Overall, we were pleased with our investment results in the first quarter of 2014, especially given the ongoing low-yield landscape in both Japan and the U.S. Our approach is first to ensure we meet our policyholder obligations. We then seek to achieve a high degree of confidence in allocating capital to our shareholders, while also pursuing investment strategies that benefit our overall income growth. As such, we invested in U.S. dollar securities during the quarter as a result of our confidence in meeting our objectives. Given our capital position and current market dynamics, we are pleased that we have been able to generally follow our asset allocation program and pursue strategies to enhance income while providing diversification and high credit quality.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and bondholders. Although we have not yet finalized our statutory financial statements, we estimate our first quarter 2014 risk-based capital, or RBC ratio, will exceed 775%. Additionally, we expect that Aflac Japan’s estimated first quarter solvency margin ratio, or SMR, will be above 750%. Given the strength of our capital ratios, we now anticipate repatriating about ¥127 billion, rather than approximately ¥100 billion as previously indicated, which reinforces our plan to repurchase $800 million to $1 billion of our common stock in 2014.

“I want to reiterate that our objective for 2014 is to increase operating earnings per diluted share 2% to 5% on a currency neutral basis. We are pleased that our first quarter earnings per share were above our annual target. However, as we communicated when we established our objective last year, our 2014 EPS will benefit from increased share repurchase activities, but will also be challenged by several headwinds. As the year progresses, we expect to see increased spending and higher benefit ratios than we experienced in the first quarter. Assuming we achieve our earnings objective and the yen averages 100 to 105 to the dollar for 2014, we would expect to report operating earnings of $6.06 to $6.40 per diluted share for the full year. Additionally, for the second quarter of 2014, using the same currency assumptions, we expect operating earnings will be in the range of $1.54 to $1.68 per diluted share. We continue to believe we are well-positioned in the two best insurance markets in the world.”

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For nearly six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leading provider of voluntary insurance at the worksite. In Japan, Aflac is the number one life insurance company in terms of individual policies in force. Aflac individual and group insurance products help provide protection to more than 50 million people worldwide. For eight consecutive years, Aflac has been recognized by Ethisphere magazine as one of the World's Most Ethical Companies. In 2014, FORTUNE magazine recognized Aflac as one of the 100 Best Companies to Work For in America for the 16th consecutive year. Also, in 2014, FORTUNE magazine included Aflac on its list of Most Admired Companies for the 13th time, ranking the company number one in the life and health insurance category. Aflac Incorporated is a FORTUNE 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac, visit aflac.com or espanol.aflac.com.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com, as well as a complete listing of Aflac’s investment holdings in the financial sector that includes separate listings of the company’s sovereign and financial investments in both perpetual and peripheral Eurozone securities.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (EDT) on Wednesday, April 30, 2014.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2014	2013	% Change
Total revenues	$5,640	$6,208	(9.1)%
Benefits and claims	3,220	3,521	(8.6)
Total acquisition and operating expenses	1,316	1,326	(.7)
Earnings before income taxes	1,104	1,361	(18.9)
Income taxes	372	469
Net earnings	$732	$892	(18.0)%
Net earnings per share – basic	$1.61	$1.91	(15.7)%
Net earnings per share – diluted	1.60	1.90	(15.8)
Shares used to compute earnings per share (000):
Basic	454,731	466,462	(2.5)%
Diluted	457,699	469,124	(2.4)
Dividends paid per share	$.37	$.35	5.7%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

MARCH 31,	2014	2013	% Change
Assets:
Total investments and cash	$110,493	$107,400	2.9%
Deferred policy acquisition costs	8,965	9,210	(2.7)
Other assets	3,834	3,928	(2.4)
Total assets	$123,292	$120,538	2.3%
Liabilities and shareholders’ equity:
Policy liabilities	$92,890	$92,951	(.1)%
Notes payable	4,913	4,283	14.7
Other liabilities	9,813	7,769	26.3
Shareholders’ equity	15,676	15,535.9
Total liabilities and shareholders’ equity	$123,292	$120,538	2.3%
Shares outstanding at end of period (000)	454,028	466,025	(2.6)%

RECONCILIATION OF OPERATING EARNINGS TO NET EARNINGS
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED MARCH 31,	2014	2013	% Change
Operating earnings	$774	$790	(2.0)%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	25	42
Hedge costs related to foreign currency investments	(6)	(3)
Impact of other derivative/hedging activities	(55)	63
Other and non-recurring income (loss)	(6)	—
Net earnings	$732	$892	(18.0)%

Operating earnings per diluted share	$1.69	$1.69	—%
Reconciling items, net of tax:
Realized investment gains (losses):
Securities transactions and impairments	.05	.08
Hedge costs related to foreign currency investments	(.01)	(.01)
Impact of other derivative/hedging activities	(.12)	.14
Other and non-recurring income (loss)	(.01)	—
Net earnings per diluted share	$1.60	$1.90	(15.8)%

EFFECT OF FOREIGN CURRENCY ON OPERATING RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2014	Including Currency Changes	Excluding Currency Changes[2]
Premium income	(6.4)%	1.2%
Net investment income	(0.7)	4.0
Total benefits and expenses	(6.4)	1.1
Operating earnings	(2.0)	4.0
Operating earnings per diluted share	—	5.9

[1]	The numbers in this table are presented on an operating basis, as previously described.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

2014 OPERATING EARNINGS PER SHARE SCENARIOS

Average Exchange Rate	Annual Operating EPS			% Growth Over 2013			Yen Impact
95	$6.40	-	6.58	3.6	-	6.5%	$.09
97.54*	6.31	-	6.49	2.1	-	5.0	—
100	6.22	-	6.40	.6	-	3.6	(.09)
105	6.06	-	6.24	(1.9)	-	1.0	(.25)
110	5.91	-	6.09	(4.4)	-	(1.5)	(.40)
*Actual 2013 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. We desire to take advantage of these provisions. This document contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC).

Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as "expect," "anticipate," "believe," "goal," "objective," "may," "should," "estimate," "intends," "projects," "will," "assumes," "potential," "target" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements. We caution readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; governmental actions for the purpose of stabilizing the financial markets; defaults and credit downgrades of securities in our investment portfolio; exposure to significant financial and capital markets risk; fluctuations in foreign currency exchange rates; significant changes in investment yield rates; credit and other risks associated with Aflac's investment in perpetual securities; differing judgments applied to investment valuations; significant valuation judgments in determination of amount of impairments taken on our investments; limited availability of acceptable yen-denominated investments; concentration of our investments in any particular single-issuer or sector concentration of business in Japan; decline in creditworthiness of other financial institutions; deviations in actual experience from pricing and reserving assumptions; subsidiaries' ability to pay dividends to Aflac Incorporated; changes in law or regulation by governmental authorities; ability to attract and retain qualified sales associates and employees; decreases in our financial strength or debt ratings; ability to continue to develop and implement improvements in information technology systems; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; changes in U.S. and/or Japanese accounting standards; failure to comply with restrictions on patient privacy and information security; inability to recognize tax benefits associated with capital loss carryforwards; level and outcome of litigation; ability to effectively manage key executive succession; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, acts of terrorism and damage incidental to such events; ongoing changes in our industry; events that damage our reputation; and failure of internal controls or corporate governance policies and procedures.

Analyst and investor contact - Robin Y. Wilkey, 706.596.3264 or 800.235.2667, FAX: 706.324.6330 or rwilkey@aflac.com
Media contact - Laura Kane, 706.593.0786, FAX: 706.320.2288, or lkane@aflac.com